THE MARCUS CORPORATION REPORTS RECORD FIRST QUARTER REVENUES

Marcus Theatres® again outperforms the industry; Record revenues for Marcus® Hotels & Resorts

Milwaukee, Wis., Sept. 18, 2014….. The Marcus Corporation (NYSE: MCS) today announced results for the first quarter ended August 28, 2014.

First Quarter Fiscal 2015 Highlights

•	Total revenues for the first quarter of fiscal 2015 were a record $131,769,000, a 2.1% increase from revenues of $129,032,000 for the first quarter of fiscal 2014.
•	Operating income was $22,689,000 for the first quarter of fiscal 2015, a 6.8% decrease from operating income of $24,347,000 for the first quarter of fiscal 2014.
•	Net earnings attributable to The Marcus Corporation were $12,432,000 for the first quarter of fiscal 2015, a 7.4% decrease from net earnings attributable to The Marcus Corporation of $13,431,000 for the first quarter of fiscal 2014.
•	Net earnings per diluted common share attributable to The Marcus Corporation were $0.45 for the first quarter of fiscal 2015, a 10.0% decrease from net earnings per common share attributable to The Marcus Corporation of $0.50 for the first quarter of fiscal 2014.
•	Net earnings attributable to The Marcus Corporation for the first quarter of fiscal 2014 benefited from a net loss attributable to non-controlling interests of $585,000, or approximately $0.01 per diluted common share.

“We are pleased to report record first quarter revenues for The Marcus Corporation and for Marcus Hotels & Resorts. Marcus Theatres’ admissions revenues continued to outperform the industry, in spite of a weaker summer movie slate,” said Gregory S. Marcus, president and chief executive officer of The Marcus Corporation.

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Marcus Theatres®

“Total revenues for Marcus Theatres increased slightly in the first quarter, while operating income was down 12.2%. Although the quarter ended with a strong August, the biggest challenge impacting our operating results was a lack of the usual quantity of blockbusters and family-oriented movies during the middle of the summer, combined with the impact from integrating all of our new initiatives, ranging from our new loyalty program to many in-theatre amenities,” said Marcus. “The weak summer movie slate has been well documented. Within this environment, we are encouraged by the fact that we outperformed the industry for the third consecutive quarter. The national box office was down 12.7% for the corresponding weeks of our first quarter, according to Rentrak, while our box office was down just 1.8%.”

“Our ability to outperform the industry by nearly 11 percentage points is the result of major investments in new amenities such as DreamLoungerSM oversized recliner seating, UltraScreen DLX® premium large-screen auditoriums and expanded food and beverage concepts that contributed to a 5.2% increase in concession revenues for the quarter. Successful operational and marketing strategies, such as our popular $5 Tuesday promotion, also had a positive impact on our box office outperformance. The impact of the weaker film slate in July, which is typically our busiest month of the year, was too much to overcome when comparing our operating results to last year’s record first quarter. However, the results do demonstrate that we can achieve our goal of outperforming the industry regardless of the film product in any particular quarter,” said Rolando B. Rodriguez, president and chief executive officer of Marcus Theatres.

Rodriguez said the top five performing films for the first quarter were Guardians of the Galaxy, Transformers: Age of Extinction, Maleficent, 22 Jump Street and Dawn of the Planet of the Apes. “While September is traditionally the weakest month of the year for movie theatres, potential hit films coming up in our second quarter include The Maze Runner, This Is Where I Leave You, The Boxtrolls, Gone Girl, Fury, Interstellar, Big Hero 6 and The Hunger Games: Mockingjay – Part 1. The film slate for the upcoming holiday season also looks promising as we head towards 2015, which has a number of highly anticipated films in the lineup,” said Rodriguez.

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“We are thrilled with the response to our new Magical Movie Rewards™ loyalty program, which added more than 640,000 members in its first six months. In addition to earning points for each dollar spent, members also receive special concession offers, promotions and exclusive screening opportunities. The benefit to us is the ability to better understand customer preferences and to engage loyalty program members with customized communications and rewards,” added Rodriguez.

Marcus® Hotels & Resorts

“Marcus Hotels & Resorts achieved record revenues and near-record operating income for the first quarter, and revenue per available room (RevPAR) for comparable company-owned hotels was up 6.5%. Occupancy is at historic highs and the average daily rate continues to increase,” said Marcus. “Our operating income for the quarter was the highest since fiscal 2007 – an indicator of the steady improvement in both the lodging industry and our hotel division.”

“During the first quarter, we completed the remodeling of the lobby and 24,000 square-feet of meeting space at The Cornhusker, A Marriott Hotel, in Lincoln, Neb. and oversaw the completion of a multi-million-dollar renovation of the Westin® Atlanta Perimeter North in Atlanta, Ga. The lobby and meeting space at The Cornhusker was the final phase of a year-long renovation that also included all 300 guest rooms and the addition of our second Miller Time® Pub and Grill restaurant. The Westin Atlanta renovation included all 372 guest rooms and 20,000 square feet of meeting space, as well as the addition of a new Westin Executive Club Lounge and full-service restaurant, Savor bar & kitchen,” said Thomas F. Kissinger, interim president of Marcus Hotels & Resorts and senior executive vice president of The Marcus Corporation. “The feedback from guests has been excellent, making both properties ideal destinations for business and leisure travelers.”

“We also completed our first summer of managing the Heidel House Resort & Spa in Green Lake, Wis. and continue to actively seek additional management contracts that will further expand our portfolio,” said Kissinger.

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Conference Call and Webcast

Marcus Corporation management will hold a conference call today, September 18, 2014, at 10:00 a.m. Central/11:00 a.m. Eastern time to discuss the first quarter results. Interested parties can listen to the call live on the Internet through the investor relations section of the company's website: www.marcuscorp.com, or by dialing 1-617-213-8834 and entering the passcode 54544530. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the website at least 15 minutes prior to the call to download and install any necessary audio software.

A telephone replay of the conference call will be available through Thursday, September 25, 2014, by dialing 1-888-286-8010 and entering the passcode 33262066. The webcast will be archived on the company’s website until its next earnings release.

About The Marcus Corporation

Headquartered in Milwaukee, Wisconsin, The Marcus Corporation is a leader in the lodging and entertainment industries, with significant company-owned real estate assets. The Marcus Corporation’s theatre division, Marcus Theatres®, currently owns or manages 685 screens at 55 locations in Wisconsin, Illinois, Iowa, Minnesota, Nebraska, North Dakota and Ohio. The company’s lodging division, Marcus® Hotels & Resorts, owns and/or manages 19 hotels, resorts and other properties in 10 states. For more information, please visit the company’s website at www.marcuscorp.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which may cause results to differ materially from those expected, including, but not limited to, the following: (1) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division, as well as other industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (2) the effects of adverse economic conditions in our markets, particularly with respect to our hotels and resorts division; (3) the effects on our occupancy and room rates of the relative industry supply of available rooms at comparable lodging facilities in our markets; (4) the effects of competitive conditions in our markets; (5) our ability to achieve expected benefits and performance from our strategic initiatives and acquisitions; (6) the effects of increasing depreciation expenses, reduced operating profits during major property renovations, impairment losses, and preopening and start-up costs due to the capital intensive nature of our businesses; (7) the effects of adverse weather conditions, particularly during the winter in the Midwest and in our other markets; (8) our ability to identify properties to acquire, develop and/or manage and the continuing availability of funds for such development; and (9) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States or incidents such as the tragedy in a movie theatre in Colorado in July 2012. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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THE MARCUS CORPORATION

Consolidated Statements of Earnings

(Unaudited)

(In thousands, except per share data)

	13 Weeks Ended
	August 28,	August 29,
	2014	2013

Revenues:
Theatre admissions	$41,345	$42,109
Rooms	34,681	32,570
Theatre concessions	24,922	23,689
Food and beverage	16,155	15,530
Other revenues	14,666	15,134
Total revenues	131,769	129,032

Costs and expenses:
Theatre operations	34,863	34,623
Rooms	11,402	10,692
Theatre concessions	6,721	6,138
Food and beverage	12,063	11,546
Advertising and marketing	7,388	6,884
Administrative	12,392	12,244
Depreciation and amortization	9,078	8,327
Rent	2,154	2,125
Property taxes	3,906	3,422
Other operating expenses	9,113	8,684
Total costs and expenses	109,080	104,685

Operating income	22,689	24,347

Other income (expense):
Investment income	25	3
Interest expense	(2,404)	(2,394)
Gain (loss) on disposition of property, equipment and other assets	(6)	17
Equity losses from unconsolidated joint ventures, net	(41)	(83)
	(2,426)	(2,457)

Earnings before income taxes	20,263	21,890
Income taxes	7,987	9,044
Net earnings	12,276	12,846
Net loss attributable to noncontrolling interests	(156)	(585)
Net earnings attributable to The Marcus Corporation	$12,432	$13,431

Net earnings per common share attributable to
The Marcus Corporation - diluted	$0.45	$0.50

Weighted average shares outstanding - diluted	27,613	27,094

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THE MARCUS CORPORATION

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited)	(Audited)
	August 28,	May 29,
	2014	2014
Assets:

Cash and cash equivalents	$14,243	$14,812
Accounts and notes receivable	12,232	9,472
Refundable income taxes	-	2,958
Deferred income taxes	3,118	3,056
Other current assets	6,759	6,367
Property and equipment, net	645,931	647,592
Other assets	85,259	84,666

Total Assets	$767,542	$768,923

Liabilities and Shareholders' Equity:
Accounts payable	$23,059	$30,954
Income taxes	4,229	-
Taxes other than income taxes	14,496	14,333
Other current liabilities	37,874	44,826
Current portion of capital lease obligation	4,950	4,871
Current maturities of long-term debt	7,325	7,030
Capital lease obligation	22,125	23,370
Long-term debt	232,150	233,557
Deferred income taxes	42,724	42,561
Deferred compensation and other	38,151	37,442
Equity	340,459	329,979

Total Liabilities and Shareholders' Equity	$767,542	$768,923

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THE MARCUS CORPORATION

Business Segment Information

(Unaudited)

(In thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Total

13 Weeks Ended August 28, 2014
Revenues	$69,387	$62,247	$135	$131,769
Operating income (loss)	14,854	11,004	(3,169)	22,689
Depreciation and amortization	4,730	4,247	101	9,078

13 Weeks Ended August 29, 2013
Revenues	$69,112	$59,810	$110	$129,032
Operating income (loss)	16,913	10,898	(3,464)	24,347
Depreciation and amortization	3,986	4,181	160	8,327

Corporate items include amounts not allocable to the business segments.  Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses.  Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.

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